Exhibit 10.1

Employment Agreement of Eugene Joseph Lowe, III

This Employment Agreement (the “Agreement”) is effective as of October     , 2015 (the “Effective Date”), by and between SPX Corporation (the “Company”) and Eugene Joseph Lowe, III (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer;

WHEREAS, the Company and the Executive have reached agreement concerning the terms and conditions of the Executive’s continued employment and wish to formalize that agreement.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated in this Agreement, the Company and the Executive hereby agree as follows:

1.                                      Employment.  The Company employs the Executive and the Executive hereby accepts continued employment with the Company and appointment as its President and Chief Executive Officer.  During the Term (as hereinafter defined), the Executive will have the title, status and duties of the President and Chief Executive Officer and will report directly to the Company’s Board of Directors (the “Board”).  The Executive’s principal business office shall be located in Charlotte, North Carolina, and the Executive’s principal family residence shall be located within fifty (50) miles of the Company’s principal business office for the duration of the Term.

2.                                      Term.  The term of employment under this Agreement (“Term”) will commence on the Effective Date, and will continue thereafter until December 31, 2017; provided, however, that this Agreement shall remain in effect and the Term shall be extended from year to year thereafter unless, not less than one hundred eighty (180) days prior to December 31, 2017, or any subsequent December 31, either the Executive or the Company delivers to the other written notice of the Executive’s or its intention not to continue this Agreement in effect, in which case this Agreement shall terminate as of December 31 of the year in which such notice is given; and provided further that, if a Change of Control (as defined under the SPX Corporation 2002 Stock Compensation Plan, as amended from time to time) shall have occurred during the Term, this Agreement shall continue in effect and the Term shall be extended until at least the second anniversary of such Change of Control.

3.                                      Duties.  During the Term:

(a)                                 The Executive will perform duties assigned by the Company’s Board; provided that the Executive shall not be assigned duties or responsibilities that are materially lower in status than those traditionally assigned to the Chief Executive Officer.

(b)                                 The Executive will devote the Executive’s full time and best efforts, talents, knowledge and experience to serving as the Company’s Chief Executive Officer.  However, the Executive may devote reasonable time to activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic, and similar types of activities, speaking engagements and membership on other boards of directors, subject to Section 3(c) below, and provided such activities do not interfere in any material way with the business of the Company; and provided further that, the Executive cannot serve on any board of directors without the Board’s written consent, or on the board of directors of more than one company without the Board’s written consent.  The time involved in such activities shall not be treated as vacation time.  The Executive shall be entitled to keep any amounts paid to the Executive in connection with such activities (e.g., director fees and honoraria).

(c)                                  The Executive will perform the Executive’s duties diligently and competently and shall act in conformity with the Company’s written and oral policies and within the limits, budgets and business plans set by the Company.  The Executive will at all times during the Term strictly adhere to and obey all of the rules, regulations and policies in effect from time to time relating to the conduct of executives of the Company.  Except as provided in (b) above, the Executive shall not engage in consulting work or any trade or business for the Executive’s own account.  The Executive shall not engage in consulting work or any trade or business on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of the Executive’s duties hereunder in any way.

4.                                      Compensation and Benefits.  During the Term, the Company shall provide to the Executive, and the Executive shall accept from the Company as full compensation for the Executive’s services hereunder, compensation and benefits as follows:

(a)                                 Base Salary.  The Company shall pay the Executive an annual base salary (“Base Salary”) of seven-hundred and seventy-five thousand dollars ($775,000.00).  The Board, or such committee of the Board as is responsible for setting the compensation of officers, shall review the Executive’s performance and Base Salary annually and determine whether to adjust the Executive’s Base Salary on a prospective basis.  Such adjusted annual salary then shall become the Executive’s “Base Salary” for purposes of this Agreement.  The Executive’s annual Base Salary shall not be reduced after any increase without the Executive’s written consent.  The Company shall pay the Executive’s Base Salary according to payroll practices in effect for all officers of the Company.

(b)                                 Incentive Compensation.  The Executive shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its officers, including, but not limited to the SPX Corporation 2002 Stock Compensation Plan, all as the Board (or appropriate Board committee) may determine from time to time in its discretion.  For the 2016 bonus plan year, the Executive shall be eligible for a target bonus under the Company’s bonus plan equal to one-hundred (100%) of the Executive’s Base Salary, provided that all performance goals set by the Company are met.  The Board (or appropriate Board committee) will determine and communicate the Executive’s annual bonus plan participation and the applicable performance goals for subsequent bonus plan years no later than March 31 of such bonus plan year.  The Company will pay the Executive’s annual performance bonus at the same time as annual performance bonus payments for such year (if any) are made to other participants with respect to such fiscal year, and in all events within the two and one-half (2½) months following the end of the calendar year in which the bonus is earned.  Annual performance bonuses are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)                                  Executive Benefit Plans.  As the Board may determine in its discretion, the Executive will be eligible to participate in any benefit plans offered by the Company to similarly situated officers including, without limitation, medical, dental, short-term and long-term disability, life insurance and nonqualified deferred compensation arrangements.  The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by the Executive, so long as the Company takes such action generally with respect to other similarly situated officers.

(d)                                 Business Expenses.  The Company will reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon the Executive’s presentation of an itemized written statement and such verification as the Company may require, provided that such expenses shall be reimbursed no later than December 31 of the year following the year in which the expenses were incurred.

(e)                                  Perquisites.  The Company will provide the Executive with all perquisites it provides to other similarly situated officers, as the Board may determine in its discretion.  The Company also will reimburse the Executive for annual income tax return preparation and financial planning up to $40,000 per year, provided that the amount of such expenses available for reimbursement in one year shall not affect the amount of expenses available for reimbursement in any other year.  The Company will make such reimbursements in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the year following the year in which the expense was incurred.

(f)                                   Vacation.  The Executive will be entitled to vacation in accordance with the Company’s vacation policy for officers, but in no event less than five (5) weeks per calendar year.  The maximum vacation accrual allowed from year to year and at any given time will equal the Executive’s annual entitlement.  Once the maximum accrual is reached, the Executive will no longer accrue vacation until the unused amount accrued is below the maximum level allowed.

5.                                      Payments on Termination of Employment.

(a)                                 Definition of Termination of Employment.  For purposes of this Agreement, the Executive’s employment with the Company shall be deemed to be terminated when the Executive has a “Separation from Service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service.

(b)                                 Termination of Employment for any Reason.  The following payments will be made upon the Executive’s termination of employment for any reason:

(i)                                     Earned but unpaid Base Salary through the date of termination;

(ii)                                  Any annual incentive plan bonus, for which the performance measurement period has ended, but which is unpaid at the time of termination;

(iii)                               Any accrued but unpaid vacation;

(iv)                              Any amounts payable under any of the Company’s benefit plans in accordance with the terms of those plans, except as may be required under Code Section 401(a)(13); and

(v)                                 Unreimbursed business expenses incurred by the Executive on the Company’s behalf.

(c)                                  Termination of Employment for Death or Disability.  In addition to the amounts determined under (b) above, if the Executive’s termination of employment occurs by reason of death or Disability (as defined below), the Executive (or the Executive’s estate) will receive a pro rata portion of any bonus payable under the Company’s annual incentive plan for the year in which such termination occurs determined based on the highest of (i) the actual annual bonus paid for the bonus plan year immediately preceding such termination, or (ii) the target bonus for the bonus plan year in which such termination occurs.  For purposes of this Agreement, “Disability” shall mean, in the written opinion of a qualified physician selected by the Company, the Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (x) unable to engage in any substantial gainful activity, or (y) receiving income replacement benefits for a period of not less than three (3) months under a Company disability plan.

(d)                                 Termination by the Company Without Cause, or Voluntary Termination by the Executive for Good Reason.  If the Company terminates the Executive’s employment other than for Cause, death or Disability, or the Executive voluntarily terminates employment for Good Reason, in addition to the benefits payable under Section 5(b), the Company will pay the following amounts and provide the following severance benefits:

(i)                                     Two times the Executive’s Base Salary at the Executive’s termination of employment, plus two times the Executive’s annual incentive bonus, which will be determined as the higher of (A) the actual incentive bonus paid for the bonus plan year immediately preceding such termination of employment, or (B) the target incentive bonus for the bonus plan year in which such termination of employment occurs (or, if such target incentive bonus has not yet been set by termination of employment, the target incentive bonus for the bonus plan year immediately preceding such termination of employment), plus (C) the amount, if any, to which the bonus that would have been paid to the Executive for the bonus plan year in which such termination of employment occurs, based on the performance level actually attained, exceeds the amount payable under the highest of (A) or (B).

(ii)                                  Continued coverage under the Company’s medical, dental, and vision through the two (2) year period commencing on the Executive’s termination of employment and ending on the second anniversary of the Executive’s termination of employment (such period referred to as the “Severance Continuation Period”, subject to Section 5(g) if applicable), at the same cost to the Executive as in effect on the date of the Executive’s termination of employment, provided that to the extent such continued coverage extends beyond the COBRA continuation period, such coverage will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions); provided, further, Executive timely applies and Executive and Executive’s dependents remain eligible for the coverage, and provided further that such continued coverage does not result in adverse tax or monetary penalties to the Company (or other applicable adverse effects to the Company based on coverage discrimination rules then in effect).  Nothing herein shall be construed to extend the period of time over which COBRA continuation coverage shall be provided to Executive or Executive’s dependents beyond that mandated by law (that is, the coverage under this Section 5(d)(ii) will be concurrent with, and not consecutive to, the coverage period mandated by law).  Such medical, dental and vision benefits otherwise receivable by Executive pursuant to this Section 5(d)(ii) shall be discontinued to the extent comparable benefits are actually received by Executive from a subsequent employer (including an employer of Executive’s spouse) during the Severance Continuation Period, and any such benefits actually received by Executive shall be reported to the Company.  The period through the end of the Employment Term, as it may have been extended, shall continue to count for purposes of determining the Executive’s age and service with the Company with respect to eligibility, vesting and the amount of benefits under such Company’s benefit plans to the maximum extent permitted by applicable law.  If the Company determines that the Executive cannot participate in any such benefit plan because the Executive is not actively performing services for the Company (or due to such continued coverage resulting in adverse effects to the Company), or the Company ceases to provide such benefit plans after Executive’s termination of employment, the Company will make provision for such benefits under an alternate arrangement, such as through the reimbursement of an individual insurance policy purchased by the Executive that provides similar benefits, provided that such reimbursement will be provided in accordance with the requirements of Code Section 409A and Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).  To the extent that the Executive’s compensation is necessary for determining the amount of any such continued coverage or benefits, such compensation (Base Salary and annual incentive bonus target) through the Severance Continuation Period shall be deemed to be at the highest rate in effect during the twelve (12)-month period immediately preceding the Executive’s termination of employment.

(iii)                               Executive perquisites on the same basis on which the Executive was receiving such perquisites prior to the Executive’s termination of employment, including reimbursement of expenses relating to financial planning services, tax return preparation and annual physicals incurred on or before December 31 of the calendar year that includes the last day of the Severance Continuation Period; provided that reimbursement of such perquisites shall be made to the Executive in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the calendar year that includes the third anniversary of the Executive’s termination of employment (or such earlier time as required under Code Section 409A).  The Company will bear the cost of such perquisites, at the same level in effect immediately prior to the Executive’s termination of employment.  Perquisites otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent (i) comparable perquisites are actually received by or made available to the Executive without cost during the period following the Executive’s termination of employment covered by this Section or (ii) comparable perquisites are reduced for active executive officers of the Company during such time.  The Executive shall report to the Company any such perquisites actually received by or made available to the Executive.

(iv)                              Any outstanding stock options, restricted stock or other equity-based compensation awards that would have vested during the Severance Continuation Period shall immediately vest upon the date of the Executive’s termination of employment, and any such vested stock options will be immediately exercisable at any time prior to the earlier of (A) the last day of the Severance Continuation Period, or (B) the stock option expiration or other termination date, subject to the terms of the equity-based compensation award and applicable insider trading policies and regulations.  Notwithstanding the foregoing, any restricted stock or other equity-based compensation awards that were intended to satisfy the requirements for performance-based compensation under Code Section 162(m), and would become vested only upon the attainment of specified performance goals, shall vest only if (and at the time that) such performance goals are achieved.

(v)                                 Outplacement services, as elected by the Executive (and with a firm selected by the Executive), not to exceed $50,000 in total.  Such outplacement services must be incurred by the Executive no later than the end of the calendar year that includes the last day of the Severance Continuation Period.  If applicable, reimbursement of such expenses shall be made to the Executive no later than the end of the calendar year that includes the third anniversary of the Executive’s termination of employment (or earlier as provided under Code Section 409A).

(vi)                              To the extent the Company’s group life insurance benefit plan permits Executive to elect to convert such coverage into individual life insurance policy coverage after Executive’s termination of employment, and the Executive makes such election, the Company shall provide reimbursement of any premiums paid by Executive on such individual life insurance policy coverage through the Severance Continuation Period; provided that reimbursement of such premiums shall be made to the Executive in accordance with the Company’s reimbursement practices, and in all events no later than December 31 of the calendar year that includes the third anniversary of the Executive’s termination of employment (or such earlier time as required under Code Section 409A).

(e)                                  Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:  (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material diminution in the budget over which the Executive retains authority; (iv) the Company requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is currently based; (v) failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 8 hereof; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.  The Executive’s must provide notice to the Company of the existence of the condition described in above within a period not to exceed ninety (90) days of the initial existence of the condition, and the Company will have a period of at least thirty (30) days following the notice during which it may remedy the condition.  Any termination for Good Reason must occur within three (3) months following the initial existence of one (1) or more of the foregoing conditions.

(f)                                   Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability or occurring after issuance by you of a notice of termination for Good Reason), after a written demand for performance is delivered to the Executive, which demand specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties, and which gives the Executive at least 30 days to cure such alleged deficiencies, (ii) the Executive’s willful misconduct or dishonesty, which is demonstrably and materially injurious to the Company, monetarily, reputationally, or otherwise, (iii) the Executive’s engaging in egregious misconduct involving serious moral turpitude to the extent that the Executive’s credibility and reputation no longer conforms to the standard of officers of the Company, (iv) the Executive’s refusal or failure to substantially comply with the Company’s human resources rules, policies, directions and/or restrictions relating to harassment and/or discrimination, or to substantially comply with the Company’s compliance or risk management rules, policies, directions and/or restrictions (including, without limitation, the Company’s Code of Business Conduct); (v) the Executive’s loss of any license or registration that is necessary for the Executive to perform the Executive’s duties, or commission of any act that could result in the legal disqualification of the Executive from being employed by the Company or a subsidiary; (vi) the Executive’s failure to cooperate with the Company or a subsidiary in any internal investigation or administrative, regulatory or judicial proceeding; or (vii) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.  In addition, the Executive’s employment shall be deemed to have terminated for Cause if, within twelve (12) months after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause; provided, in such case, and to the extent the Executive received severance payments or benefits under this Agreement that Executive is not entitled to under a termination for Cause, the

Executive shall be required to pay back to the Company any such severance payments and benefits (or value thereof), or forfeit such payments and benefits, including, without limitation, any equity-based compensation (or proceeds thereon) that would not have otherwise been received by Executive; provided, further, and without limiting the preceding, the Company shall have the right to offset any other amounts payable to the Executive by the Company or its affiliates for any amounts that Executive may owe the Company.

The Company shall make any decision that Cause exists in good faith.  For purposes of this Agreement, no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company or any successor or affiliate.  Subject to applicable law, any act, or failure to act, on Executive’s part, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or any successor or affiliate shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or any successor or affiliate thereof.

(g)                                  Non-Renewal.  If the Company gives written notice to the Executive of its intention not to continue this Agreement in effect, in accordance with Section 2, and the Executive remains employed until the December 31 termination of the Agreement (and a Change of Control has not occurred that would extend the Agreement), the Executive may deliver the Executive’s written resignation to the Company effective December 31, within thirty (30) days prior to such December 31, and the Company will pay the following amounts and provide the following severance benefits:

(i)                                     One times the Executive’s Base Salary at the Executive’s termination of employment, plus one times the Executive’s annual incentive bonus, which will be determined as the higher of (A) the actual incentive bonus paid for the bonus plan year immediately preceding such termination of employment, or (B) the target incentive bonus for the bonus plan year in which such termination of employment occurs, plus (C) the amount, if any, to which the bonus that would have been paid to the Executive for the bonus plan year in which such termination of employment occurs, based on the performance level actually attained, exceeds the amount payable under the highest of (A) or (B).

(ii)                                  The Company will provide the severance benefits described in Section 5(d)(ii)-(vi), subject to the terms and conditions contained therein and in the remainder of this Agreement; provided, however that, notwithstanding the definition in Section 5(d)(ii), “Severance Continuation Period” for purposes of determining such benefits shall refer to the one year period commencing on the Executive’s termination of employment and ending on the first anniversary of the Executive’s termination of employment.

(h)                                 Timing of Payments.  Subject to Sections 5(i), 5(j) and 7, and except as provided otherwise in this Agreement (including the following sentence), all payments described in Section 5 above shall be made in a lump sum cash payment as soon as administratively practicable (but in no event more than thirty (30) days) following the

Executive’s termination of employment.  Notwithstanding the preceding sentence, and subject to Sections 5(i), 5(j) and 7, the Company shall pay the amount of severance payment (if any) attributable to Executive’s annual incentive bonus as provided in Section 5(d)(i) or Section 5(g)(i), if and as applicable, in a lump sum cash payment at the time such bonuses are paid generally with respect to active employees and in all events within the two and one-half (2½) months following the end of the calendar year in which the Executive’s termination of employment occurs.

(i)                                     Six (6) -Month Delay.  If, at the time the Executive becomes entitled to a termination payment under this Section 5, the Executive is a “specified employee” (as defined under Code Section 409A), then, notwithstanding any other provision in this Agreement to the contrary, the following provisions shall apply.

(i)                                     No such termination payment considered deferred compensation under Code Section 409A and not subject to an exception or exemption thereunder shall be paid to the Executive until the date that is six (6) months after the Executive’s termination or, if earlier, the date of the Executive’s death (the “Six -Month Delay Rule”).  Any such termination payment that would otherwise have been paid to the Executive during this six-month period (the “Six -Month Delay”) shall instead be aggregated and paid to the Executive no later than ten (10) days following the date that is six (6) months after the Executive’s termination (together with interest at the interest credit rate provided in the SPX Corporation Individual Account Retirement Plan).  Any termination payment to which the Executive is entitled to be paid under this Section 5 after the date that is six (6) months after the Executive’s termination shall be paid to the Executive in accordance with the applicable terms of Section 5.

(ii)                                  During the Six-Month Delay, the Company will pay to the Executive the applicable payments set forth in this Section 5, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)                               the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions),

(B)                               payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions), and

(C)                               payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions),

provided that the amount paid under this Section will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under this Section 5 on account of the separation from service and any applicable Company benefit plan.

(j)                                    Release.  The Company shall deliver to the Executive a form of general release and waiver of claims in favor of the Company that is acceptable to the Company (the “Release”) as soon as administratively feasible following the Executive’s termination of employment, but no later than thirty (30) calendar days following the Executive’s termination of employment.  Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Sections 5(c), 5(d) or 5(g) shall be made prior to the date that both (i) the Executive has delivered an original, signed Release to the Company and (ii) the revocability period (if any) has elapsed; provided, however, that any payments that would otherwise have been made prior to such date but for the fact that the Executive had not yet delivered an original, signed Release (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) calendar day following the Executive’s termination of employment.  If the Executive does not deliver an original, signed Release to the Company within ten (10) business days (or longer if required by applicable law) after receipt of the same from the Company, (i) the Executive’s rights shall be limited to those made available to the Executive under Section 5(b) above, and (ii) the Company shall have no obligation to pay or provide to the Executive any amount or benefits described in Sections 5(c), 5(d) or 5(g), or any other monies on account of the termination of the Executive’s employment.  Notwithstanding any language in this Agreement to the contrary, if the seventy-fourth (74th) calendar day following Executive’s termination of employment occurs in a different calendar year than the calendar year of Executive’s termination of employment, then the payment of any amount or benefits described in Sections 5(c), 5(d) or 5(g)  subject to Code Section 409A shall be made no earlier than January 1 of the calendar year following the calendar year in which Executive’s termination of employment occurred.

(l)                                     Removal from any Boards and Positions.  Upon the Executive’s termination of employment for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any affiliate or any other board to which the Executive has been appointed or nominated by or on behalf of the Company, (ii) from any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates, and (iii) as a fiduciary of any employee benefit plan of the Company.

6.                                      Recapture of Certain Incentive Compensation.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, during the Term, as a result of misconduct, with any financial reporting requirement under the securities laws, the Executive shall reimburse the Company, promptly upon notice and demand, for (a) any bonus or other incentive-based or equity-based compensation received from the Company during the twelve (12) -month period following the first public issuance or filing with the Securities and Exchange Commission, whichever occurs first, of the financial document embodying such financial reporting requirement; and (b) any profits realized from the sale of securities of the Company during that twelve (12) -month period.  Without limiting the foregoing or any other provision of this Agreement, and to the extent applicable, any payments or benefits hereunder shall be subject to any claw back policy or compensation recovery policy or such other similar policy of the Company adopted by the Company, including any policy required to comply with applicable law or listing standards, as such policy may be in effect from time to time.

7.                                      Non-Competition and Other Covenants.

(a)                                 Non-Competition.  During the period of the Executive’s employment with the Company or any of its subsidiaries or affiliates and thereafter during the two year period following any termination of the Executive’s employment (the “Restriction Period”), the Executive shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder of any partnership, corporation or other entity which competes with the Company or any of their respective subsidiaries or affiliates in any county within the United States or any comparable geographical area outside the United States in which such entity or any of its affiliates is then engaged in such business.  The foregoing notwithstanding, nothing herein contained shall be deemed to prevent Executive from investing Executive’s money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, provided that Executive does not own more than a one percent (1%) interest therein.

(b)                                 Non-Solicitation of Employees.  During the period of the Executive’s employment with the Company or any of its subsidiaries or affiliates and thereafter during the Restriction Period, the Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other person or entity with which the Executive is or becomes associated in any capacity, (a) solicit for employment or otherwise interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who at any time within the two years preceding such solicitation, employment or interference is or was employed by or otherwise so engaged to perform services for the Company or any of its subsidiaries or affiliates other than any such solicitation or employment on behalf of or for the benefit of the Company during the Executive’s employment with the Company, or (b) induce any employee of the Company or any of its subsidiaries or affiliates to engage in any activity which the Executive is prohibited from engaging in under any of the provisions of this Section 7 hereof or to terminate his or her employment with the Company.

(c)                                  Non-Solicitation of Clients.  During the period of the Executive’s employment with the Company or any of its subsidiaries or affiliates and thereafter during the Restriction Period, the Executive shall not, directly or indirectly, solicit or otherwise attempt to establish for himself or any other person, firm or entity any business relationship, respecting any business that is one of the businesses conducted by the Company, with any person, firm or entity which, at any time during the two year period preceding the date of the Executive’s termination of employment, was a customer, client or distributor of the Company or any of its subsidiaries or affiliates, except during the Executive’s employment with and on behalf of the Company.

(d)                                 Post-Termination Cooperation.  During the period of the Executive’s employment with the Company or any of its subsidiaries or affiliates and thereafter during the two year period following any termination of the Executive’s employment, Executive will reasonably cooperate with the Company in the prosecution or defense of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement.  Executive acknowledges that in light of Executive’s position with the Company, Executive is in the possession of confidential or proprietary information that may be privileged under the attorney-client and/or work product privileges.  Executive agrees to maintain the confidences and privileges of the Company and acknowledges that any such confidences and privileges belong solely to the Company and can only be waived by the Company, as applicable, not Executive.  In the event Executive is subpoenaed to testify or otherwise requested to provide information in any matter, including without limitation, any court action, administrative proceeding or government audit or investigation, relating to the Company, Executive agrees that: (i) Executive will promptly notify the Company of any subpoena, summons or other request to testify or to provide information of any kind no later than three (3) days after receipt of such subpoena, summons or request and, in any event, prior to the date set for him to provide such testimony or information; (ii) Executive will cooperate with the Company with respect to such subpoena, summons or request for information; (iii) Executive will not voluntarily provide any testimony or information without permission of the Company unless otherwise required by law; and (iv) Executive will permit the Company to be represented by an attorney of the Company’s choosing at any such testimony or with respect to any such information to be provided, and will follow the instructions of the attorney designated by the Company with respect to whether testimony or information is privileged by the attorney-client and/or work product privileges of the Company, unless otherwise required by law.  The parties agree that the Company shall be responsible for all reasonable expenses of Executive incurred in connection with the fulfillment of Executive’s obligations under this Section 7(d), and if Executive is no longer employed by the Company, Executive will be paid a reasonable hourly rate (such hourly rate to be no less than Executive’s Base Salary at termination of employment divided by 2000) for his time spent providing such cooperation; provided, further, that the Company shall use commercially reasonable efforts to minimize the amount of Executive’s cooperation under this section and in all events such cooperation (i) shall not materially interfere with the duties of the Executive to any subsequent employer and (ii) shall be requested by the Company to occur at times and places reasonably convenient to the Executive.  The parties agree and acknowledge that nothing in this Section 7(d) is meant to preclude Executive from fully and truthfully cooperating with any government investigation.

(e)                                  Enforcement of Covenants.

(i)                                     Injunctive Relief.  Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in this Section 7 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, and notwithstanding anything in Section 23 to the contrary, the Executive agrees that the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or other security) as a court of competent jurisdiction may deem necessary or appropriate to prevent any breach or threatened breach of any of the provisions of this Section

7 and to enforce such provisions specifically.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(ii)                                  Forfeiture of Payments.  Executive agrees that receipt of payments pursuant to Sections 5(c), 5(d) or 5(g) is conditioned upon Executive’s compliance with (i) this Section 7 and (ii) the non-compete, non-solicitation, return of property, inventions and intellectual property, conflicts of interest, confidentiality or similar restrictive covenants and obligations under any other agreement between the Executive and the Company (the “Standalone Non-Compete Agreement”).  Executive further agrees that in the event of Executive’s failure to comply with the provisions of this Section 7 or with the Standalone Non-Compete Agreement, the Company shall be entitled to discontinue further payments and benefits pursuant to Sections 5(c), 5(d) and 5(g), and Executive shall be required to pay back to the Company any payments and benefits (or value thereof) received pursuant to Sections 5(c), 5(d) and 5(g), or forfeit such payments and benefits, including, without limitation, any equity-based compensation (or proceeds thereon); provided, further, and without limiting the preceding, the Company shall have the right to offset any other amounts payable to the Executive by the Company or its affiliates for any amounts that Executive may owe the Company.  The foregoing shall be in addition to any other remedies or rights the Company may have at law or at equity as a result of the Executive’s failure to comply with such provisions.

(iii)                               Certain Acknowledgments.  The Executive acknowledges and agrees that (i) the Executive has had and will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its subsidiaries and affiliates, and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its subsidiaries and affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its subsidiaries and affiliates, (ii) in the course of Executive’s employment with the Company, the Executive will obtain confidential or proprietary information concerning the business and operations of the Company and its subsidiaries and affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries and affiliates, (iii) the covenants and restrictions contained in this Agreement are intended to protect the legitimate interests of the Company and its subsidiaries and affiliates in their respective goodwill, trade secrets and other confidential or proprietary information, (iv) the Executive desires to be bound by such covenants and restrictions, (v) such covenants are a material inducement for the Company to enter into this Agreement, and (vi) Executive’s economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in this Agreement, will not prevent him from providing for Executive and Executive’s family on a basis satisfactory to Executive and Executive’s family.

(iv)                              Blue Pencil.  It is the desire of the parties to this Agreement that the provisions of this Section 7, in particular, be interpreted and enforced to the greatest extent possible (and consistent with Section 13).  Without limiting the foregoing, if any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(v) Survival. This Section 7 shall survive termination of Executive’s employment with the Company and any termination of this Agreement.

8.                                      Assignment; Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company may not assign this Agreement without the Executive’s written consent, except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof employing Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed Executive’s date of termination for Good Reason.  The Executive may not assign this Agreement during the Executive’s life.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

9.                                      Interpretation.  The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof.  The Company and the Executive agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Agreement shall be exclusively by arbitration, or in the courts (as provided by Section 23) in the State of North Carolina, Mecklenburg County, including the federal courts located therein or responsible therefor (should federal jurisdiction exist), and the Company and the Executive hereby submit and consent to said jurisdiction and venue.

10.                               Withholding.  The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.  The Company may, at its option (a) require the Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations or (b) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

11.                               Amendment or Termination.  This Agreement may be amended at any time by written agreement between the Company and the Executive.

12.                               Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery.  Notice to the Company shall be directed to:

SPX Corporation

13320-A Ballantyne Corporate Place

Charlotte, NC 28277

Attention: General Counsel

The Company may change the person and/or address to which the Executive must give notice under this Section 12 by giving the Executive written notice of such change, in accordance with the procedures described above.  Notices to or with respect to the Executive will be directed to the Executive, or to the Executive’s executors, personal representatives or distributees, if the Executive is deceased, or the assignees of the Executive, at the Executive’s home address on the records of the Company.

13.                               Severability.  If any provisions(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then it is the parties’ mutual desire that such provision(s) be modified to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

14.                               Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings, written or oral, relating to the subject matter hereof; provided, however, that: (i) the Executive’s Change of Control Agreement dated October     , 2015, and as may be amended from time to time (the “COC Agreement”), shall remain in full force and effect, and payments and benefits provided thereunder shall replace those provided in this Agreement to the extent that such payments or benefits otherwise clearly would be duplicative; and (ii) the Executive’s non-compete, non-solicitation, return of property, inventions and intellectual property, conflicts of interest, confidentiality or similar restrictive covenants under the Standalone Non-Compete Agreement shall remain in full force and effect; provided, further, that Section 7, Section 4(g) of the COC Agreement and the Standalone Non-Compete Agreement shall be construed together so as to provide maximum protection and rights to the Company, and in the event of conflict between a provision of Section 7, Section 4(g) of the COC Agreement and the Standalone Non-Compete Agreement, whichever provision provides the greatest protection and rights to the Company, as determined by the Company in its sole discretion, shall control.

15.                               Consultation With Counsel.  The Executive acknowledges that the Executive has had a full and complete opportunity to consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Company has made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

16.                               No Waiver.  No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  No waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, shall be effective unless in writing and signed by the Company.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

17.                               Effect on Other Obligations.  Payments and benefits under this Agreement shall be in lieu of any severance payments or benefits provided to Executive under any other severance pay plan, policy or arrangement of or with the Company.  Executive shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after Executive’s termination of employment, or otherwise, with the exception of a reduction in Executive’s medical, dental and vision benefits and Executive’s perquisites as provided in Section 5(d)(ii)-(iii), and as provided in Section 14.

18.                               Survival.  All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

19.                               Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

20.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

21.                               409A Compliance.  To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Company.  It is intended that this Agreement will comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall be administered accordingly, and interpreted and construed on a basis consistent with such intent.  Each payment under Section 5 of this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions).  This Agreement may be amended to the extent necessary (including retroactively) by the Company in order to preserve compliance with Code Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for the Executive’s compensation and benefits.

22.                               Payments to Estate.  The executor of the Executive’s estate shall be entitled to receive all amounts owing to the Executive at the time of death under this Agreement in full settlement and satisfaction of all claims and demands on behalf of the Executive.  Such payments shall be in addition to any other death benefits of the Company and in full settlement and satisfaction of all severance benefit payments provided for in this Agreement.  In the event of the

Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed to refer, where appropriate, to the Executive’s estate or other legal representative.

23.                               Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement, and subject to Section 7, the Executive and Company agree that all such claims or disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Charlotte, North Carolina in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of the Standalone Non-Compete Agreement, in any court having appropriate jurisdiction.  The Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of a covered dispute.  The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.  The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.  The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination.  Any arbitration or action pursuant to this Section 23 will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of Delaware.  For avoidance of doubt, the Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants under the Standalone Non-Compete Agreement with respect to the Executive or to the extent provided under Section 7, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Charlotte, North Carolina, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

24.                               Employment Rights.  This Agreement shall not confer upon Executive any right to continue in the employ of the Company or its subsidiaries and, except to the extent that benefits may become payable under Section 5, above, shall not in any way affect the right of the Company or its subsidiaries to dismiss or otherwise terminate Executive’s employment at any time and for any reason with or without Cause.

25.                               No Vested Interest.  Neither Executive nor Executive’s estate shall have any right, title or interest in any benefit under this Agreement prior to the occurrence of all of the events specified herein as necessary conditions to such right, title or interest.

26.                               No Funding of Benefits.  Nothing herein contained shall require or be deemed to require the Company to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments to be made hereunder.  Executive’s rights under this Agreement shall be solely those of a general creditor of the Company.  However, in the event of a Change of Control, the Company may deposit cash or property, or both, equal in value to all or a portion of the benefits anticipated to be payable hereunder into a trust, the assets of which are to be distributed at such times as are otherwise provided for in this Agreement and are subject to the rights of the general creditors of the Company.  The Company also may deposit additional amounts to cover any administrative fees and expenses associated with the trust.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EXECUTIVE ACCEPTANCE	SPX CORPORATION

By:
Eugene Joseph Lowe, III	John W. Nurkin

Its: Vice President, Secretary and General Counsel

Date: